UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

First Financial Bancorp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 4, 2008

Dear First Financial Bancorp Shareholder:

You recently received proxy materials in connection with a special meeting of shareholders of First Financial Bancorp to be held on Thursday, December 11, 2008, and according to our latest records, your PROXY VOTE for this meeting HAS NOT YET BEEN RECEIVED.

First Financial is asking shareholders to vote on Proposal 1: The amendment to our Articles of Incorporation; and Proposal 2: To adjourn the special meeting to solicit additional votes, if necessary. Please refer to the proxy materials previously mailed to you for additional information.

Since the required vote to approve Proposal 1 is an affirmative vote of two-thirds of all shares outstanding and eligible to vote, your failure to vote will have the same effect as a vote “AGAINST” this proposal.

The Board of Directors fully recommend a “FOR” vote on both proposals.

Regardless of the number of shares you own, it is important that they be represented at the special shareholders meeting. Your vote matters to us and we need your support.

Please vote your shares now so that your vote can be counted without delay. Voting is easy. You may utilize one of the options below to ensure that your vote is promptly recorded in time for the special stockholders meeting:

▪	VOTE BY TOUCHTONE PHONE: You may cast your vote by calling the toll-free number on the enclosed proxy card. Follow the instructions on your proxy card to cast your ballot.

▪	VOTE THROUGH THE INTERNET: You may cast your vote by logging into the Internet address located on the enclosed proxy card and follow the instructions on the website.

▪	VOTE BY MAIL: You may cast your vote by mail by signing, dating and mailing the enclosed proxy card in the postage-prepaid return envelope provided.

YOUR PARTICIPATION IS IMPORTANT - PLEASE VOTE TODAY!

If you have any questions relating to the special shareholders meeting, voting your shares, or need to request additional proxy materials, you may call our proxy specialists toll-free at 866-828-0221 between the hours of 9:00 a.m. and 10:00 p.m. Eastern Time, Monday through Friday.

We appreciate your continued support.

Sincerely,	Sincerely,
Barry S. Porter Chairman of the Board	Claude E. Davis President & Chief Executive Officer

IF YOU HAVE RECENTLY MAILED YOUR PROXY OR CAST YOUR VOTE BY PHONE OR OVER THE INTERNET, PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.